Exhibit 99.1

Dorian LPG Ltd. Announces Third Quarter Fiscal Year 2022 Financial Results

And $100 Million Stock Repurchase Authority

Stamford, CT –February 3, 2022– Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today reported its financial results for the three months ended December 31, 2021.

Highlights for the Third Quarter Fiscal Year 2022

●	Completed the refinancing of Constellation and Commander resulting in $34.9 million of net cash proceeds.

●	Competed the repurchase of Captain John NP by repaying the outstanding debt of $15.8 million, leaving the vessel debt free.

◾	Revenues of $68.6 million and Time Charter Equivalent (“TCE”)(1) rate for our fleet of $33,508 for the three months ended December 31, 2021, compared to revenues of $88.5 million and TCE rate for our fleet of $42,298 for the three months ended December 31, 2020.

◾	Net income of $16.6 million, or $0.41 earnings per diluted share (“EPS”), and adjusted net income(1) of $13.5 million, or $0.34 adjusted earnings per diluted share (“adjusted EPS”),(1) for the three months ended December 31, 2021.

◾	Adjusted EBITDA(1) of $39.4 million for the three months ended December 31, 2021.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

Key Recent Developments

●	During January 2022, declared and paid a cash dividend of $1.00 per share of our common stock to all shareholders of record as of the close of business on January 14, 2022.

●	Competed the repurchase of Captain Nicholas ML by repaying the outstanding debt of $17.8 million, leaving the vessel debt free.

●	On February 2, 2022, our Board of Directors authorized the repurchase of up to $100.0 million of our common shares.

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Our solid results in the quarter have allowed us to return capital to shareholders with the payment of a dividend in January and we have approved a new authority to repurchase our shares. Our liquidity continues to be strong and our view of the market for 2022 is sanguine.”

Third Quarter Fiscal Year 2022 Results Summary

Net income amounted to $16.6 million, or $0.41 per diluted share, for the three months ended December 31, 2021, compared to $35.8 million, or $0.71 per diluted share, for the three months ended December 31, 2020.

Adjusted net income amounted to $13.5 million, or $0.34 per diluted share, for the three months ended December 31, 2021, compared to adjusted net income of $35.3 million, or $0.70 per diluted share, for the three months ended December 31, 2020. Net income for the three months ended December 31, 2021 is adjusted to exclude an unrealized gain on derivative instruments of $3.1 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $21.8 million decrease in adjusted net income for the three months ended December 31, 2021, compared to the three months ended December 31, 2020, is primarily attributable to a decrease of $19.9 million in revenues; increases of $1.3 million in interest and finance costs, $0.5 million in charter hire expenses, $0.4 million in general and administrative costs, a $1.1 million unfavorable change in other gain/(loss), and a $0.1 million unfavorable change in realized loss on derivatives; partially offset by decreases of $1.0 million in vessel operating expenses and $0.4 million in depreciation and amortization.

The TCE rate for our fleet was $33,508 for the three months ended December 31, 2021, a 20.8% decrease from a TCE rate of $42,298 for the same period in the prior year, which was primarily due to higher bunker prices along with reduced spot rates. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE. Total fleet utilization (including the utilization of our vessels deployed in the Helios Pool) increased from 96.2% during the three months ended December 31, 2020 to 98.5% during the three months ended December 31, 2021.

Vessel operating expenses per day decreased to $9,423 for the three months ended December 31, 2021 compared to $9,487 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charters and other revenues, net, were $68.6 million for the three months ended December 31, 2021, a decrease of $19.9 million, or 22.5%, from $88.5 million for the three months ended December 31, 2020 primarily due to a decrease in average TCE rates despite an increase in fleet utilization. Average TCE rates decreased by $8,790 from $42,298 for the three months ended December 31, 2020 to $33,508 for the three months ended December 31, 2021, primarily due to higher bunker prices along with reduced spot rates. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton), from Singapore and Fujairah increased from $361 during the three months ended December 31, 2020 to $609 during the three months ended December 31, 2021. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $59.252 during the three months ended December 31, 2021 compared to an average of $75.797 for the three months ended December 31, 2020. Our fleet utilization increased from 96.2% during the three months ended December 31, 2020 to 98.5% during the three months ended December 31, 2021.

Charter Hire Expenses

Charter hire expenses for the vessels chartered in from third parties were $4.9 million and $4.4 million for the three months ended December 31, 2021 and 2020, respectively. The increase of $0.5 million, or 12.0%, was mainly caused by a higher charter-in rate on the vessel we took delivery of in October 2021 compared to the vessel that was chartered-in during the three months ended December 31, 2020 and subsequently redelivered.

Vessel Operating Expenses

Vessel operating expenses were $18.2 million during the three months ended December 31, 2021, or $9,423 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet. Vessel operating expenses for the three months ended December 31, 2020 were $19.2 million. The decrease of $1.0 million was due to a reduction of calendar days for our fleet from 2,024 during the three months ended December 31, 2020 to 1,932 during the three months ended December 31, 2021, driven by the sale of Captain Markos NL. Vessel operating expenses per vessel per calendar day remained relatively constant, decreasing by $64 from $9,487 for the three months ended December 31, 2020.

General and Administrative Expenses

General and administrative expenses were $5.9 million for the three months ended December 31, 2021, an increase of $0.4 million, or 5.7%, from $5.5 million for the three months ended December 31, 2020. This increase was driven by increases of $0.4 million in legal and professional fees and $0.1 million in stock-based compensation related to the accelerated vesting of restricted stock grants for certain employees in connection with the transfer of operations from our London office to our Copenhagen office.

Interest and Finance Costs

Interest and finance costs amounted to $7.4 million for the three months ended December 31, 2021, an increase of $1.3 million, or 21.8%, from $6.1 million for the three months ended December 31, 2020. The increase of $1.3 million during this period was mainly due to increases of $1.1 million in amortization of deferred financing fees and $0.2 million in interest incurred on our long-term debt. The increase in amortization mainly resulted from accelerated amortization of $1.0 million related to the refinancing of Commander and Constellation during the three months ended December 31, 2021. The increase in interest on our long-term debt was driven by the settlement of certain fixed interest rate obligations related to the prepayment of Captain John NP, partially offset by a reduction of average indebtedness and reduced floating interest rates. Average indebtedness, excluding deferred financing fees, decreased from $626.0 million for the three months ended December 31, 2020 to $576.0 million for the three months ended December 31, 2021. As of December 31, 2021, the outstanding balance of our long-term debt, net of deferred financing fees of $8.7 million, was $576.3 million.

Unrealized Gain on Derivatives

Unrealized gain on derivatives amounted to $3.1 million for the three months ended December 31, 2021, compared to $0.5 million for the three months ended December 31, 2020. The favorable $2.6 million difference is primarily attributable to a $2.7 million increase in favorable fair value changes to our interest rate swaps resulting from changes in forward LIBOR yield curves and certain of our swaps nearing maturity, partially offset by a decrease of $0.1 million in favorable changes to our forward freight agreement positions during the three months ended December 31, 2020 that did not recur in the current period.

Fleet

The following table sets forth certain information regarding our fleet as of January 31, 2022.

	Capacity		Sister		ECO	Scrubber		Charter
	(Cbm)	Shipyard	Ships	Year Built	Vessel(1)	Equipped	Employment	Expiration(2)
Dorian VLGCs
Captain John NP	82,000	Hyundai	A	2007	—	—	Pool(4)	—
Captain Nicholas ML	82,000	Hyundai	A	2008	—	—	Pool-TCO(5)	Q1 2022
Comet	84,000	Hyundai	B	2014	X	X	Pool(4)	—
Corsair(3)	84,000	Hyundai	B	2014	X	X	Time Charter(6)	Q4 2022
Corvette(3)	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cougar	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Concorde(3)	84,000	Hyundai	B	2015	X	X	Time Charter(7)	Q1 2023
Cobra	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q2 2022
Continental	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Constitution	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Commodore	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q1 2023
Cresques(3)	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Constellation	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cheyenne	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Clermont	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Cratis	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Chaparral	84,000	Hyundai	B	2015	X	—	Pool(4)	—
Copernicus	84,000	Daewoo	C	2015	X	X	Pool(4)	—
Commander	84,000	Hyundai	B	2015	X	X	Pool(4)	—
Challenger	84,000	Hyundai	B	2015	X	—	Pool-TCO(5)	Q4 2022
Caravelle	84,000	Hyundai	B	2016	X	—	Pool(4)	—
Total	1,760,000

Time chartered-in VLGCs
Future Diamond(8)	80,876	Hyundai		2020	X	X	Pool(4)	—
Astomos Venus(9)	77,367	Mitsubishi		2016	X	—	Pool(4)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Operated pursuant to a bareboat chartering agreement.
(4)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(5)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	Currently on a time charter with an oil major that began in November 2019.
(7)	Currently on time charter with a major oil company that began in March 2019.
(8)	Currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2023.
(9)	Currently time chartered-in to our fleet with an expiration during the fourth calendar quarter of 2022.

Market Outlook & Update

Crude oil prices rose substantially at the start of the fourth calendar quarter of 2021 with Brent prices increasing from an average of $74 per barrel in September to an average of $84 per barrel in October. The West Texas Intermediate (WTI) prices followed a similar trend. This rise in crude prices increased flat prices of propane and butane and naphtha globally. Towards the end of the quarter however, the prices of crude oil, propane and butane all decreased. Naphtha prices remained firmer compared to propane resulting in the propane-naphtha spread in North-Western Europe turning negative in December, reaching an average of ($46) per ton, down from an average of $57 per ton in November and an average of $68 per ton in October. A similar trend to that seen in North-Western Europe was observed in the Far East region, though the propane-naphtha spread remained positive on average for December 2021 in the Far East region.

The changes observed in propane-naphtha spreads were reflected in petrochemical plant margins with propane providing the higher margin to produce ethylene over naphtha in December in North-Western Europe (according to consultant Next-Generation Logistic Ship’s proprietary model). After negative margins for propane utilization in steam cracking and propane dehydrogenation (PDH) plants (for the production of propylene) in North-Eastern Asia throughout October, margins were seen to improve throughout the fourth calendar quarter of 2021 with positive margins seen in December 2021 (although remaining marginal for most of the month).

In terms of global seaborne supply/demand, US exports in October 2021 remained at a similar level to September 2021 at 4.0 million tons. Throughout the quarter, U.S. exports again increased, reaching 4.5 million tons in November and 4.4 million tons in December. At the same time, imports into China, historically the largest importer, decreased throughout the fourth calendar quarter of 2021 declining from 2.15 million tons in August and September to approximately 2.05 million tons in October and November before falling further in December to 1.9 million tons.

Despite the fall in overall Chinese imports relative to the third calendar quarter of 2021, PDH demand continued to rise during the quarter. Propane demand for PDH plants in China rose from approximately 2.2 million tons in the third calendar quarter to 2.6 million tons in the fourth calendar quarter. Jinneng Science & Technology successfully started their new PDH plant at the end of the third calendar quarter and Ningxia Runfeng New Material Technology started their PDH plant during the fourth calendar quarter, bringing the total of new Chinese PDH plants in operation in 2021 to four. More PDH capacity is expected to be added as we move into 2022.

The Baltic VLGC index averaged approximately $59 per metric ton during the fourth calendar quarter of 2021, $17 per metric ton above the performance of the Baltic Index during the third calendar quarter of 2021.

Currently the VLGC orderbook stands at approximately 22% of the current global fleet. An additional 70 VLGCs equivalent to roughly 6.2 million cbm of carrying capacity are expected to be added to the global fleet by calendar year 2024. The average age of the global fleet is now approximately 10 years old.

The above market outlook update is based on information, data and estimates derived from industry sources, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. While we believe the market and industry information included in this release to be generally reliable, we have not independently verified any third-party information or verified that more recent information is not available.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in the quarters ending June 30 and September 30 and relatively weaker during the quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth these short-

term fluctuations and recent LPG shipping market activity has not yielded the expected seasonal results. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition, and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except fleet data)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Statement of Operations Data
Revenues	$68,599,782	$88,479,024	$194,637,378	$216,354,625
Expenses			.	.
Voyage expenses	779,746	752,404	3,200,751	2,426,518
Charter hire expenses	4,917,012	4,392,132	10,829,050	13,626,580
Vessel operating expenses	18,205,762	19,202,291	56,916,054	58,027,558
Depreciation and amortization	16,859,224	17,253,447	50,771,237	51,346,574
General and administrative expenses	5,867,454	5,548,526	23,257,989	22,764,312
Total expenses	46,629,198	47,148,800	144,975,081	148,191,542
Gain on disposal of vessel	—	—	3,466,210	—
Other income—related parties	580,388	545,311	1,793,663	1,646,014
Operating income	22,550,972	41,875,535	54,922,170	69,809,097
Other income/(expenses)
Interest and finance costs	(7,412,231)	(6,087,193)	(18,619,712)	(21,839,573)
Interest income	53,792	53,197	279,195	269,381
Unrealized gain on derivatives	3,056,741	479,534	4,205,465	3,952,414
Realized loss on derivatives	(895,782)	(760,991)	(2,714,337)	(3,696,915)
Other gain/(loss), net	(772,607)	265,182	(1,520,993)	36,815
Total other income/(expenses), net	(5,970,087)	(6,050,271)	(18,370,382)	(21,277,878)
Net income	$16,580,885	$35,825,264	$36,551,788	$48,531,219
Earnings per common share—basic	0.42	0.71	0.91	0.96
Earnings per common share—diluted	$0.41	$0.71	$0.90	0.96
Financial Data
Adjusted EBITDA(1)	$39,370,204	$60,131,348	$107,067,810	$123,540,888
Fleet Data
Calendar days(2)	1,932	2,024	5,935	6,050
Time chartered-in days(3)	169	184	399	560
Available days(4)	2,054	2,156	6,176	6,414
Operating days(5)(8)	2,024	2,074	5,976	5,898
Fleet utilization(6)(8)	98.5%	96.2%	96.8%	92.0%
Average Daily Results
Time charter equivalent rate(7)(8)	$33,508	$42,298	$32,034	$36,271
Daily vessel operating expenses(9)	$9,423	$9,487	$9,590	$9,591

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$16,580,885	$35,825,264	$36,551,788	$48,531,219
Interest and finance costs	7,412,231	6,087,193	18,619,712	21,839,573
Unrealized gain on derivatives	(3,056,741)	(479,534)	(4,205,465)	(3,952,414)
Realized loss on interest rate swaps	895,782	914,910	2,714,337	2,908,245
Stock-based compensation expense	678,823	530,068	2,616,201	2,867,691
Depreciation and amortization	16,859,224	17,253,447	50,771,237	51,346,574
Adjusted EBITDA	$39,370,204	$60,131,348	$107,067,810	$123,540,888

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	We define operating days as available days less the aggregate number of days that the commercially-managed vessels in our fleet are off‑hire for any reason other than scheduled maintenance (e.g., repositioning following drydocking, commercial waiting, etc.). We use operating days to measure the number of days in a period that our operating vessels are on hire (refer to 8 below).

(6)	We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non-scheduled off hire days would reduce our operating days, and, therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period, which may not be calculated the same by other companies. Note that our calculation of TCE includes our portion of the net profit of the Helios Pool, which may also cause our calculation to differ from that of companies which do not account for pooling arrangements as we do.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except operating days)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Numerator:
Revenues	$68,599,782	$88,479,024	$194,637,378	$216,354,625
Voyage expenses	(779,746)	(752,404)	(3,200,751)	(2,426,518)
Time charter equivalent	$67,820,036	$87,726,620	$191,436,627	$213,928,107

Pool adjustment*	—	4,103,829	(2,978)	5,688,941
Time charter equivalent excluding pool adjustment*	$67,820,036	$91,830,449	$191,433,649	$219,617,048

Denominator:
Operating days	2,024	2,074	5,976	5,898
TCE rate:
Time charter equivalent rate	$33,508	$42,298	$32,034	$36,271
TCE rate excluding pool adjustment*	$33,508	$44,277	$32,034	$37,236

*  Adjusted for the effect of reallocations of pool profits in accordance with the pool participation agreements due to adjustments related to speed and consumption performance of the vessels operating in the Helios Pool.

(8)	We determine operating days for each vessel based on the underlying vessel employment, including our vessels in the Helios Pool, or the Company Methodology. If we were to calculate operating days for each vessel within the Helios Pool as a variable rate time charter, or the Alternate Methodology, our operating days and fleet utilization would be increased with a corresponding reduction to our TCE rate. Operating data using both methodologies is as follows:

	Three months ended		Nine months ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Company Methodology:
Operating Days	2,024	2,074	5,976	5,898
Fleet Utilization	98.5%	96.2%	96.8%	92.0%
Time charter equivalent rate	$33,508	$42,298	$32,034	$36,271

Alternate Methodology:
Operating Days	2,054	2,156	6,173	6,414
Fleet Utilization	100.0%	100.0%	100.0%	100.0%
Time charter equivalent rate	$33,019	$40,690	$31,012	$33,353

We believe that the Company Methodology using the underlying vessel employment provides more meaningful insight into market conditions and the performance of our vessels.

(9)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Nine months ended
(in U.S. dollars, except share data)	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$16,580,885	$35,825,264	$36,551,788	$48,531,219
Unrealized gain on derivatives	(3,056,741)	(479,534)	(4,205,465)	(3,952,414)
Gain on disposal of vessel	—	—	(3,466,210)	—
Adjusted net income	$13,524,144	$35,345,730	$28,880,113	$44,578,805

Earnings per common share—diluted	$0.41	$0.71	$0.90	$0.96
Unrealized gain on derivatives	(0.07)	(0.01)	(0.10)	(0.08)
Gain on disposal of vessel	—	—	(0.09)	—
Adjusted earnings per common share—diluted	$0.34	$0.70	$0.71	$0.88

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	December 31, 2021	March 31, 2021
Assets
Current assets
Cash and cash equivalents	$115,807,905	$79,330,007
Restricted cash—current	—	5,315,951
Trade receivables, net and accrued revenues	—	202,221
Due from related parties	47,487,533	56,191,375
Inventories	2,361,139	2,007,464
Vessel held for sale	43,417,348	—
Prepaid expenses and other current assets	8,384,018	10,296,229
Total current assets	217,457,943	153,343,247
Fixed assets
Vessels, net	1,252,405,737	1,377,028,255
Vessels under construction	16,167,470	—
Other fixed assets, net	84,799	148,836
Total fixed assets	1,268,658,006	1,377,177,091
Other non-current assets
Deferred charges, net	10,537,511	10,158,202
Due from related parties—non-current	20,900,000	23,100,000
Restricted cash—non-current	78,946	81,241
Operating lease right-of-use assets	10,517,796	17,672,227
Other non-current assets	94,580	82,837
Total assets	$1,528,244,782	$1,581,614,845
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$9,271,885	$9,831,328
Accrued expenses	3,906,423	8,765,264
Due to related parties	360,682	117,803
Deferred income	1,628,133	853,983
Derivative instruments	205,869	1,100,529
Current portion of long-term operating lease liabilities	9,704,781	9,591,447
Current portion of long-term debt	69,530,028	51,820,283
Dividends payable	247,090	—
Total current liabilities	94,854,891	82,080,637
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	506,737,795	539,651,761
Long-term operating lease liabilities	802,793	8,080,995
Derivative instruments	144,057	3,454,862
Other long-term liabilities	1,514,183	1,521,260
Total long-term liabilities	509,198,828	552,708,878
Total liabilities	604,053,719	634,789,515
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 51,275,609 and 51,071,409 shares issued, 40,138,956 and 41,493,275 shares outstanding (net of treasury stock), as of December 31, 2021 and March 31, 2021, respectively	512,757	510,715
Additional paid-in-capital	759,390,376	756,776,217
Treasury stock, at cost; 11,136,653 and 9,578,134 shares as of December 31, 2021 and March 31, 2021, respectively	(121,226,936)	(99,862,114)
Retained earnings	285,514,866	289,400,512
Total shareholders’ equity	924,191,063	946,825,330
Total liabilities and shareholders’ equity	$1,528,244,782	$1,581,614,845

Conference Call

A conference call to discuss the results will be held today, February 3, 2022 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13726647. The replay will be available until February 10, 2022, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com. The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG’s fleet currently consists of twenty-three modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Forward-Looking and Other Cautionary Statements

The cash dividend referenced in this release is an irregular dividend. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant.

Under the common share repurchase authority referenced in this release, (the “2022 Common Share Repurchase Authority”), purchases may be made at the Company’s discretion in the form of open market repurchase programs, privately negotiated transactions, accelerated share repurchase programs or a combination of these methods. The actual amount and timing of share repurchases are subject to capital availability, our determination that share repurchases are in the best interest of the Company’s shareholders, and market conditions. The Company is not obligated to make any common share repurchases under the 2022 Common Share Repurchase Authority and may suspend or discontinue the 2022 Common Share Repurchase Authority at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com

Source: Dorian LPG Ltd.